Exhibit 4.3

                             ARTICLES OF ASSOCIATION
                                       OF
                         PACIFIC DRAGON FERTILIZERS LTD.
                                    June 2004

                          Chapter 1 General provisions

Article 1
In January 1994, in accordance with "Law of the People's Republic of China on Economic Contract Involving Foreign Interest ", "Law of the People's Republic of China on Chinese-Foreign Contractual Joint Venture", "The Law of the People's Republic of China on Patent" and other relevant PRC laws and regulations, and based on the principle of equality and mutual benefit and mutual negotiation, Harbing Yin Long Industry Ltd. (hereinafter referred to as Party A), Beijing Taiming Applied Technology Institute, and Cathay-Pacific Enterprises Ltd. of Canada entered into the Contractual Joint Venture Contract for the Pacific Dragon Fertilizers Ltd. and Articles of Association of Pacific Dragon Fertilizers Ltd. upon sufficient and friendly negotiation. The parties agreed to invest and establish the Pacific Dragon Fertilizers Ltd. (hereinafter referred as to JV) to produce and operate "LvLingBao" a highly concentrated combined fertilizer in Harbin City, Heilongjiang Province, China. Then, the JV obtained Approval Certificate for Foreign-funded Enterprise on May 3, 1994 and completed registration with the administration for industrial and commerce as well.

On June 8, 2004, "the Agreement on Transfer of Capital Contributions and Profit Sharing Rights" was entered into by and among China Tailong Holding Co., Ltd. (hereinafter referred as to Party B); Party A; and Beijing Taiming Applied Technology Institute, Cathay--Pacific Enterprises Ltd. According to this "Agreement", Cathay--Pacific Enterprises Ltd. transfers all the capital contribution it invested in the JV (30%), and the profit sharing right (49%) of the JV to Party B; Beijing Taiming Applied Technology Institute transfers all the capital contribution it invested (27%) in JV and profit sharing right (10%) of the JV to Party B; Party A transfers its 33% capital and 31% profit sharing right of the JV to Party B; Party B accepts these transferred contributions and profit sharing right.

After the said transfer, Neither Cathay--Pacific Enterprises Ltd. nor Beijing Taiming Applied Technology Institute have any capital contribution or any right or interest in the JV. Party A owns 10% capital contribution and profit sharing right of the JV, Party B owns 90% capital contribution and profit sharing right of the JV. At the same time, the JV's former Joint Venture Contract and Articles of Association should be terminated.



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

In accordance with the "Law of the People's Republic of China on Equity Joint Ventures", and its "Implementing Regulations" and other relevant PRC laws and regulations on the other hand, Party A and Party B, adhering to the principles of equality and mutual benefit and through friendly negotiations, therefore agree to formulate this "Articles of Association" and both parties shall continue to operate the JV as an equity joint venture.

Article 2
The name of the JV is Pacific Dragon Fertilizers Ltd.
The legal address is Yifayuan, Haping Road, Harbin, Heilongjiang Province,
China.

Article 3 Parties
Party A: Harbin Yin Long Industry Ltd.,
Legal address: 192 Changchun Street, Harbin, Heilongjiang Province, China. Legal representative: Yu Chang Position: Board Chairman
Post code: 150020  Tel: (0451)82627769
Fax: (0451)82627769

Party B: China Tailong Holdings JV Limtied
Legal address: Flat/RM 808, 8/F Tung Ying Bldg 100 Nathan Rd Tsim Sha Tsui, KL
Legal representative: Yu Chang    Position: Board Chairman
Nationality: China
Tel: (00852)65252022
Fax: (00852)65252022

Article 4
The JV shall be a limited liability JV under the laws of the PRC.

Article 5
The JV shall be the Legal Person of China, and all of the activities of the JV shall comply with applicable PRC Laws.

                     Chapter 2 purpose and scope of business

Article 6
The purpose of the JV is to use efficient and advanced technology and management to produce "LvLingBao" and to obtain satisfactory economic benefits for the Parties.

Article 7
Scope of Business of the JV shall be to produce and sell liquid fertilizers.

Article 8
Scale of production of the JV shall be to produce and sell 2500 ton fertilizers per year. When appropriate, the JV will expand production within the province and nationwide.



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

                Chapter 3 Total Investment and Registered Capital

Article 9
The total amount of investment shall be US Dollar 500,000 (equivalent to RMB 4350, 000).

Article 10
The registered capital of the JV shall be US Dollar 500,000 (equivalent to RMB 4350, 000).

Article 11
The capital contribution of each party is as follows:
Party A: US Dollar 50, 000 (equivalent to RMB 435, 000), which accounts for 10% of the registered capital.
Party B: US Dollar 450,000 (equivalent to RMB 3,915, 000), which accounts for 90% of the registered capital.

Article 12
Any change in the registered capital of the JV and the transfer of Parties' capital contributions shall be approved by the Board of Directors. Without such approval, neither party may transfer or in any other way dispose of all or part of its capital contribution to the other party and/or the third party. If a party wishes to transfer all or part of its capital contribution, the other Party shall have the right of first refusal to purchase the transfer. In the mean time, the JV shall report to the examination and approval authority for approval, and register the change with the administrative authorities for industry and commerce.

                          Chapter 4 Board of Directors

Article 13
The date of registration of the JV shall be the date on which the Board of Directors of the JV is established.

Article 14
The Board of Directors shall consist of 3 members, including one Chairman and one Vice Chairman, of whom one shall be appointed by Party A and two shall be appointed by Party B. The Chairman of the Board of Directors shall be appointed by Party B, its Vice-Chairman by Party A. The Board Chairman and all the Directors shall have a term of office of 5 years and they may remain in office if continuously appointed by their appointing parties.

Article 15
The Board of Directors is the authority of the JV enjoying the highest power, which decides all the major issues of the JV. Decisions on the following items shall be made only after being unanimously agreed upon by the directors:



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

(1) amendment to the articles of association of the JV;

(2) termination or dissolution of the JV;

(3) increase or transfer of the registered capital of the JV;

(4) merger of the JV with other economic organizations;

(5) annual final accounting report, bonus distribution plan, annual financial budget report;

(6) other items that the Board of Directors considers shall be made after being unanimously agreed upon by the directors present at the Board Meeting.

Decision on other matters shall be passed by two-third of the directors, but, all decisions must be approved by at least one director appointed by Party A.

Article 16
The chairman of the board is the legal representative of the JV. Should the chairman be unable to perform his duties, he shall authorize the vice-chairman of the board or a director to perform his duties.

Article 17
The Board of Directors shall convene at least once a year. The chairman may convene an interim meeting on the suggestion of more than one-third of the directors. The meeting shall be called and presided over by the chairman of the board, and the minutes of the meeting shall be filed and reserved. The time, process and proposal shall be notified to foreign directors by express mail and Fax or Telegram one month in advance when the material issue shall be discussed.

                              Chapter 5 Management

Article 18
The management consists of a general manager, recommended by Party B, and a vice general manager, recommended by Party A. The general manager and vice general manager shall be hired by the Board of Directors for a term of 5 years. The employment may be renewed.

Article 19
The  management  consists  of  the  Department  of  Production,   Department  of
Operation, Department of Financial Affairs, and Office in charge of the JV's daily business and management.



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

Article 20
The duty of the general manager is to carry out the decisions of the Board of Directors, and organize the JV's daily business and management. Vice general manager shall assist the general manager. There are chief engineer and chief accountant under the general manager who will oversee the technical and financial work respectively under the leadership of general manager and vice general manager. The management may have several department managers in charge of the work of each department. They carry out the work assigned by the general manager and vice general manager and shall be directly responsible to the general manager and vice general manager.

Article 21
Where the general manager or vice general manager engages in malpractices for private purposes or is seriously negligent in performing their duties, or seriously unfit for their jobs, they may be changed any time upon a decision by the Board of Directors.

                        Chapter 6 Finance and Accounting

Article 22
All the matters concerning foreign exchange of the JV shall be handled in accordance with the Foreign Exchange Administrative Regulations of the People's Republic of China and relevant regulations of the foreign exchange administrative authority.

Article 23
The JV shall pay all taxes in accordance with relevant Chinese laws and regulations.

Article 24
The employees of JV shall pay individual income tax in accordance with the Individual Income Tax Law of the People's Republic of China.

Article 25
The JV shall allocate to the reserve fund, development fund and employees bonus and welfare fund in accordance with the Sino-foreign Equity Joint Venture Law. The percentage shall be determined by the Board of Directors depending on the operation each year.

Article 26
The accounting year of the JV starts on January 1 and ends on December 31. All accounting invoices, financial statements and books shall be written in Chinese.

Article 27
The JV shall engage the certified Chinese accountant to conduct the financial audit on the JV and report to the Board of Directors and the general manager. If



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

Party B considers it necessary to engage a foreign auditor to conduct the annual audit, Party A shall consent. Party B shall bear all expenses incurred in doing so.

Article 28
In the first three months of each business year, the general manager shall formulate the statement of assets and liabilities, calculation of profits and losses, and profits distribution plan of the preceding year and submit them to the Board of Directors for examination and approval.

                        Chapter 7 Distribution of Profits

Article 29
After payment of income tax of the JV each year, the Board shall determine the amount from the after-tax net profits to be allocated into the JV's reserve fund, enterprise expansion fund, and the employee bonus and welfare fund to be set up in accordance with PRC Laws. The total annual allocation to the funds mentioned above shall not decided by the Board.

Article 30
After paying taxes and making allocations to the reserve funds, expansion funds, bonuses and welfare funds for staff workers, the JV's remaining profits shall be distributed between the Parties according to the Parties' ratio (Party A: 10%; Party B: 90%).

                         Chapter 8 Employment Management

Article 31
The recruitment, dismissal, salary, labor protection, benefits and award and punishment of the JV shall be decided by the Board of Directors in accordance with the Regulations on the Administration of Sino-foreign Joint Ventures' Employment of the People's Republic of China and its implementing measures.

The employment contracts, upon execution, shall be filed with the Employment Administrative Agency for record.

Article 32
The Board of Directors shall meet and decide the recruitment, salary, social security, benefit, and traveling standard of the senior management personnel.

                              Chapter 9 Trade Union
Article 33
The employees of the JV shall establish trade union lawfully, carry out the trade union's activities and protect the legitimate interest of the employees.



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

Article 34
The trade union of the JV is the representative of the employees. Its mission is to protect the employees' interest, negotiate with the JV, unite and educate the employees, ensure production, comply with disciplines and carry out the employment contracts.

Article 35
The JV's trade union shall participate in the settlement of the dispute between the employees and the JV.

Article 36
The JV shall pay 2% of the total salary of the employees of the JV as trade union fund every month, which shall be used in accordance with the relevant laws and regulations of the People's Republic of China.

                                   Chapter 10

Article 37
The duration of the JV shall be 15 years, starting from the date of issuance of its business license.

Article 38
Upon suggestion by either party of the JV and unanimous approval of the Board of Directors of the JV, the JV may apply for an extension of the JV with the original examination and approval authority six months prior to the expiration date of the term of the JV.

Article 39
In the case of expiration or earlier termination of the JV, the JV shall conduct liquidation lawfully. The net asset after the liquidation shall be distributed according to the ratio of the capital contribution of Party A and Party B.

Article 40
In case of liquidation, the Board of Directors shall propose the liquidation procedure, principle and candidates of the liquidation committee, and organize the liquidation committee. The mission of the liquidation committee is to conduct a thorough check of the assets, rights and debts, formulate statement of assets and liabilities and category of assets, formulate a liquidation plan and submit them to the Board of Directors for approval and implement them.

Article 41
During liquidation, the liquidation committee will sue and be sued on behalf of the JV.



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

Article 42
During liquidation, the liquidation committee shall reevaluate the JV's assets according to the depreciation on the book and take into account the current price. The liquidation committee shall try to sell the assets at the best possible price.

Article 43
Liquidation expenses and the remuneration of the members of the liquidation committee shall be paid from the liquidated assets of the JV as a priority.

Article 44
At the end of the liquidation, the JV shall report to the original examination and approval agency and register the liquidation of the JV with the registration administration and hand in the business license. In the mean time, it shall announce to the public of its liquidation

Article 45
After termination of the JV, the original of all books shall be kept by Party A. Party B may keep all the copies.

                        Chapter 11 Rules and Regulations

Article 46
JV has  enacted  the  following  rules  and  regulations  through  the  Board of
Directors:

1. operation and management rules, including the power of the administration department and working procedures.
2.   rules for the employees.
3.   salary.
4.   work attendance, promotion, and award.
5.   employees benefits.
6.   financial system.
7.   liquidation procedure at dissolution of the JV.
8.   other necessary rules and regulations.

                                         Chapter 12 Miscellaneous
Article 48
The amendment to these Articles of Associations must be unanimously approved by the Board of Directors,

Article 49
These Articles of Associations are written in Chinese.

Article 50
These Articles of Associations shall become effective upon approval by the examination and approval authority.



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Party A: Harbin Yin Long Industry Ltd.,
Legal representative (Authorized representative): Yu Chang

Party B: China Tailong Holdings JV Limtied
Legal representative (authorized representative): Teng Xiao Yong

June 9, 2004



















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